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                                                          Exhibit 3.1

                             BRANDYWINE REALTY TRUST

                              DECLARATION OF TRUST
             (Amended and Restated as of May 12, 1997 at the Annual
               Meeting of Shareholders by affirmative vote of the
                 holders of a majority of the outstanding shares
                    of the Trust pursuant to Section 8-202(c)
                     of Title 8 of the Maryland Corporations
                             and Associations Code)


                  This DECLARATION OF TRUST ("Declaration of Trust" or "Declaration") is amended and restated as of the date set forth above by the undersigned Trustees.

                  WHEREAS, the Trustees desire to create a real estate investment trust under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"); and

                  WHEREAS, the Trustees desire that this trust qualify as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders; and

                  WHEREAS, the beneficial interest in the Trust shall be divided into transferable shares of one or more classes evidenced by certificates;

                  NOW, THEREFORE, the Trustees hereby declare that they will hold all property which they have or may hereafter acquire as such Trustees, together with the proceeds thereof, in trust, and manage the Trust Property (as defined herein) for the benefit of the Shareholders as provided by this Declaration of Trust.

                                   ARTICLE 1

                             THE TRUST; DEFINITIONS

         ARTICLE 1 SECTION .1.  Name.  The name of the trust (the "Trust") is:

                             Brandywine Realty Trust

So far as may be practicable, the business of the Trust shall be conducted and transacted under that name, which name (and the word "Trust" wherever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees collectively but not individually or personally and shall not refer to the Shareholders or to any officers, employees or agents of the Trust or of such Trustees.

                  Under circumstances in which the Trustees determine that the use of the name "Brandywine Realty Trust" is not practicable, they may use any other designation or name for the Trust.

                  ARTICLE 1 SECTION .2. Resident Agent. The name of the resident agent for service of process of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post office address is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

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The Trust may have such offices or places of business within or without the
State of Maryland as the Trustees may from time to time determine.

                  ARTICLE 1 SECTION .3. Nature of Trust. The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or, except as provided in Section 11.4, a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

                  ARTICLE 1 SECTION .4. Powers. The Trust shall have all of the powers granted to real estate investment trusts generally by Title 8 or any successor statute and shall have any other and further powers as are not inconsistent with and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

                  ARTICLE 1 SECTION .5. Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

                  "Adviser" means the Person, if any, appointed, employed or contracted with by the Trust pursuant to Section 4.1.

                  "Affiliate" or "Affiliated" means, as to any individual, corporation, partnership, trust or other association (other than the Trust), any Person (i) that holds beneficially, directly or indirectly, 10% or more of the outstanding stock or equity interests thereof or (ii) who is an officer, director, partner or trustee thereof or of any Person which controls, is controlled by, or is under common control with, such corporation, partnership, trust or other association or (iii) which controls, is controlled by or under common control with, such corporation, partnership, trust or other association.

                  "Book Value Per Share" shall mean an amount equal to the quotient obtained by dividing (i) the Shareholders' Equity as shown in the annual or quarterly financial statements of the Trust most recently filed by the Trust with the Securities and Exchange Commission by (ii) the number of Shares outstanding as of the date of such financial statements. For purposes of clause
(ii) of the preceding sentence, "outstanding" Shares shall consist of those Common Shares then actually issued and outstanding and those Common Shares issuable upon the exercise or conversion of any then outstanding "in-the-money" warrants, options or other convertible securities.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or agency or political subdivision thereof, and also includes a group as that term is used

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for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as
amended.

                  "Real Property" or "Real Estate" means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

                  "REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

                  "Securities" means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing, or shares or other securities of any successor in interest of the Trust.

                  "Securities of the Trust" means any Securities issued by the Trust.

                  "Shareholders" means holders of record of outstanding Shares.

                  "Shareholders' Equity" means the total shareholders' equity of the Trust or, if the Trust has a class of Preferred Shares outstanding as of the applicable date, "Shareholders' Equity" means the total "common" shareholders' equity of the Trust (computed with appropriate adjustments to reflect any entitlement of Preferred Shares to participate equally and ratably with the Common Shares in the assets of the Trust upon a liquidation of the Trust and computed to include amounts payable upon exercise or conversion of outstanding "in-the-money" warrants, options or other convertible securities issued by the Trust).

                  "Shares" means shares of Preferred Shares or Common Shares (all as defined in Section 6.1).

                  "Specified Properties" means the four real estate projects held by Brandywine Realty Partners on the date hereof and known as: One Greentree Centre; Two Greentree Centre; Three Greentree Centre; and Twin Forks.

                  "Trustees" or "Board of Trustees" means, collectively, all individuals who have been duly elected and qualify as trustees of the Trust hereunder.

                  "Trust Property" means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust.

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                  "Voting Shares" means the outstanding Shares entitled to vote generally in the election of trustees.


                                    ARTICLE 2

                                    TRUSTEES

                  ARTICLE 2 SECTION .1. Number. The number of Trustees shall be four, but such number may be increased or decreased by the unanimous vote of the Trustees then in office from time to time; provided, that the total number of Trustees shall be not fewer than three and not more than 15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.

                  ARTICLE 2 SECTION .2. Initial Board; Term. The Trustees, as of the date on which this Declaration of Trust has been amended and restated, as set forth above (the "Initial Trustees"), shall be Anthony A. Nichols, Sr., Joseph L. Carboni, Richard M. Osborne, Gerard H. Sweeney, Warren V. Musser, Walter D'Alessio and Charles P. Pizzi, but in each case only for so long as he shall continue to serve as a Trustee of the Trust hereunder. The term of the Initial Trustees shall commence on the date hereof and shall continue until the annual meeting of Shareholders in 1997 and until their successors shall have been duly elected and shall have qualified.

                  The names and addresses of the Initial Trustees who shall serve until the annual meeting of the Shareholders held in 1997 and until their successors are duly elected and qualified are:

                  Name                                   Address
                  ----                                   -------
                  Anthony A. Nichols, Sr.           16 Campus Boulevard
                                                    Newtown Square, PA  19073

                  Joseph L. Carboni                 212 Haddon Avenue
                                                    Westmont, NJ  08108

                  Richard M. Osborne                7001 Center Street
                                                    Mentor, Ohio  44060

                  Gerard H. Sweeney                 16 Campus Boulevard
                                                    Newtown Square, PA  19073

                  Warren V. Musser                  800 The Safeguard Building
                                                    435 Devon Park Drive
                                                    Wayne, PA  19087

                  Walter D'Alessio                  1735 Market Street
                                                    Philadelphia, PA  19103

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                  Charles P. Pizzi                  1234 Market Street
                                                    Philadelphia, PA  19107


                  Beginning with the annual meeting of Shareholders in 1996 and at each succeeding annual meeting of Shareholders, the Trustees will be elected to hold office for a term expiring at the succeeding annual meeting. Each Trustee will hold office for the term for which he is elected and until his successor is duly elected and qualified.

         ARTICLE 2 SECTION .3. Resignation, Removal or Death. Any Trustee may resign by written notice to the remaining Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. A Trustee may be removed from office only at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares entitled to vote in the election of Trustees; provided, however, that in the case of any Trustees elected solely by holders of a series of Preferred Shares, such Trustees may be removed by the affirmative vote of a majority of the Preferred Shares of that series then outstanding and entitled to vote in the election of Trustees, voting together as a single class. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in his name, and shall account to the remaining Trustees as they require for all property which he holds as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform the acts described in the foregoing sentence.

         ARTICLE 2 SECTION .4. Vacancies. Any vacancy (including a vacancy created by an increase in the number of Trustees) shall be filled, at any regular or special meeting of Trustees called for that purpose, by a majority of the Trustees (although less than a quorum). Any individual so elected as Trustee shall hold office until the next annual meeting of Shareholders and until his successor has been duly elected and qualified.

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         ARTICLE 2 SECTION .5.  Legal Title. Legal title to all Trust Property shall be vested in the Trustees, but they may cause legal title to any Trust Property to be held by or in the name of any Trustee, or the Trust, or any other Person as nominee. The right, title and interest of the Trustees in and to the Trust Property shall automatically vest in successor and additional Trustees upon their qualification and acceptance of election or appointment as Trustees, and they shall thereupon have all the rights and obligations of Trustees, whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trustees may deem necessary or desirable.


                                   ARTICLE 3

                               POWERS OF TRUSTEES

         ARTICLE 3 SECTION .1. General. Subject to the express limitations herein or in the bylaws of the Trust (the "Bylaws"), (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust as if they, in their own right, were the sole owners thereof. The Trustees may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Trustees concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Article 3 shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustees under the general laws of the State of Maryland as now or hereafter in force.

         ARTICLE 3 SECTION .2. Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by this Declaration or by law, the Trustees, without any vote, action or consent by the Shareholders, shall have and may exercise, at any time or times, in the name of the Trust or on its behalf the following powers and authorities:

                  (a) Investments. Subject to Section 8.5, to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Trust acquires have a term greater or lesser than the term of office of the Trustees

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or the possible termination of the Trust, for such consideration as the Trustees may deem proper (including cash, property of any kind or Securities of the Trust); provided, however, that the Trustees shall take such actions as they deem necessary and desirable to comply with any requirements of Title 8 relating to the types of assets held by the Trust.

                  (b)  Sale, Disposition and Use of Property. Subject to
Section 8.5, to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Trust or the Trustees) or otherwise dispose of any or all of the Trust Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by a duly authorized officer, employee, agent or nominee of the Trust, on such terms as they deem appropriate; to give consents and make contracts relating to the Trust Property and its use or other property or matters; to develop, improve, manage, use, alter and otherwise deal with the Trust Property; and to rent, lease or hire from others property of any kind; provided, however, that the Trust may not use or apply land for any purposes not permitted by applicable law.

                  (c) Financings. To borrow or in any other manner raise money for the purposes and on the terms they determine, and to evidence the same by issuance of Securities of the Trust, which may have such provisions as the Trustees determine; to reacquire such Securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Trust Property to secure any such Securities of the Trust, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust.

                  (d) Loans. Subject to the provisions of Section 8.5, to lend money or other Trust Property on such terms, for such purposes and to such Persons as they may determine.

                  (e)  Issuance of Securities. Subject to the provisions of
Article 6, to create and authorize and direct the issuance (on either a pro-rata or a non-pro-rata basis) by the Trust, in shares, units or amounts of one or more types, series or classes, of Securities of the Trust, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange, or liquidation rights or other rights as the Trustees may determine, without vote of or other action by the Shareholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Trustees determine; to list any of the Securities of the Trust on any

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securities exchange; and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Trust.

                  (f) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Trustees, for carrying out the purposes of this Declaration of Trust and conducting the business of the Trust, including compensation or fees to Trustees, officers, employees and agents of the Trust, and to Persons contracting with the Trust, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Trust, the Trust Property, or the Trustees in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

                  (g) Collection and Enforcement. To collect, sue for and receive money or other property due to the Trust; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests, or things relating to the Trust, the Trust Property, or the Trust's affairs; to exercise any rights and enter into any agreements; and take any other action necessary or desirable in connection with the foregoing.

                  (h) Deposits. To deposit funds or Securities constituting part of the Trust Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Trustees determine.

                  (i) Allocation; Accounts. To determine whether moneys, profits or other assets of the Trust shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Trust Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Trust shall be maintained; and to allocate to the Shareholders equity account less than all of the consideration paid for Shares and to allocate the balance to paid-in capital or capital surplus.

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                  (j)  Valuation of Property. To determine the value of all or any part of the Trust Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and to revalue all or any part of the Trust Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

                  (k) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any mortgages, Securities, Real Estate and other Trust Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request, or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

                  (l) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Trust and such committees of the Board of Trustees with such powers and duties as the Trustees may determine or the Trust's Bylaws provide; to engage, employ or contract with and pay compensation to any Person (including, subject to Section 8.5, any Trustee and any Person who is an Affiliate of any Trustee) as agent, representative, Adviser, member of an advisory board, employee or independent contractor (including advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Trustees may determine; to delegate to one or more Trustees, officers or other Persons engaged or employed as aforesaid or to committees of Trustees or to the Adviser, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts or other instruments, either in the names of the Trust, the Trustees or as their attorneys or otherwise, as the Trustees may determine; and to establish such committees as they deem appropriate.

                  (m) Associations. Subject to Section 8.5, to cause the Trust to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships, or associations of any kind.

                  (n)  Reorganizations, Etc. Without limiting the scope of
Section 9.2, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Trust Property or carry on any business in which the Trust shall have an interest; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Trust Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Trust holds, or is about to acquire, Securities or any other interests.

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                  (o)  Reverse Stock Splits. Upon the approval of not less than
80% of the Trustees, to cause the Shares of the Trust to be recapitalized or consolidated by effectuating a reverse stock split of one or more series or classes of Shares based upon a reverse stock split ratio (the "Ratio") approved by not less than 80% of the Trustees, such that following the consummation of such reverse stock split, each Share of the series or class(es) of Shares in question will automatically, without vote of or other action by the Shareholders, be deemed to be a fewer number of Shares computed in accordance with such Ratio; and, if determined by the Trustees to be appropriate or desirable, to cause any fractional Shares resulting therefrom to be canceled in exchange for a cash payment equal to (x) with respect to Common Shares, the "market value" of such Share determined in accordance with the provisions of ss.3-601 et seq. of the Maryland General Corporation Law (computed for the period ending on the business day prior to the effective date of such reverse stock split), or for Shares other than Common Shares traded on the American Stock Exchange, as determined by the Trustees in good faith, multiplied by (y) the applicable fraction.

                  (p) Insurance. To purchase and pay for out of Trust Property insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, Trustees, officers, employees and agents of the Trust individually against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such Person against such claim or liability.

                  (q) Executive Compensation, Pension and Other Plans. To adopt and implement executive compensation, pension, profit sharing, stock option, stock bonus, stock purchase, stock appreciation rights, savings, thrift, retirement, incentive or benefit plans, trusts or provisions, applicable to any or all Trustees, officers, employees or agents of the Trust, or to other Persons who have benefitted the Trust, all on such terms and for such purposes as the Trustees may determine.

                  (r) Distributions. To declare and pay dividends or other distributions to Shareholders, subject to the provisions of Section 6.4.

                  (s) Indemnification. Without regard to the indemnification provided for in Section 8.4, to indemnify any Person, including any Adviser or independent contractor, with whom the Trust has dealings.

                  (t) Charitable Contributions. To make donations for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes, regardless of any direct benefit to the Trust.

                  (u) Discontinue Operations; Bankruptcy. To discontinue the operations of the Trust; to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Trust Property to be foreclosed

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upon without raising any legal or equitable defenses that may be available to the Trust or the Trustees or otherwise defending or responding to such foreclosure; to confess judgment against the Trust; or to take such other action with respect to indebtedness or other obligations of the Trustees, in such capacity, the Trust Property or the Trust as the Trustees in their discretion may determine.

                  (v)  Trustees. To nominate persons for election as Trustees.

                  (w) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Trust.

                  (x) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Trust.

                  (y) Bylaws. To adopt, implement and from time to time alter, amend or repeal Bylaws of the Trust relating to the business and organization of the Trust which are not inconsistent with the provisions of this Declaration of Trust.

                  (z) Accounts and Books. To determine from time to time whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Trust, or any of them, shall be open to the inspection of Shareholders.

                  (aa) Voting Trust. To participate in, and accept Securities issued under or subject to, any voting trust.

                  (ab) Proxies. To solicit proxies of the Shareholders at the expense of the Trust.

                  (ac) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided hereby.

         ARTICLE 3 SECTION .3. Limitations on Powers and Authority. Notwithstanding any provision hereof to the contrary, in no event shall the Trustees have the power or authority to cause the Trust to do any of the following without the prior approval of the Shareholders:

                  (a) Commodities Contracts. To invest in commodities or commodity future contracts other than interest rate futures intended to hedge the Trust against interest rate risk.

                  (b) Trading Activities. To engage in trading (as compared with investment activities) or engage in the underwriting or agency distribution or sale of securities issued by others.

                  (c) Certain Holdings. To hold property primarily for sale to customers in the ordinary course of business; provided, however, that the Trust may sell properties if necessary, advisable or desirable or if effected pursuant to an intent to liquidate the Trust.


                                   ARTICLE 4

                                     ADVISER

         ARTICLE 4 SECTION .1. Appointment. The Trustees are responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisers or independent contractors of the Trust. However, the Trustees are not required personally to conduct the business of the Trust, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Trustees may, in their sole discretion, deem necessary or desirable. The Trustees may determine the terms of retention and the compensation of the Adviser and may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions which conform to general policies and principles established by the Trustees.

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         ARTICLE 4 SECTION .2.  Affiliation and Functions. The Trustees, by
resolution or in the Bylaws, may provide guidelines, provisions or requirements concerning the affiliation and functions of the Adviser.


                                   ARTICLE 5

                                INVESTMENT POLICY

         The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of Title 8, with respect to the composition of the Trust's investments and the derivation of its income. The Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code; however, no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 8.2. The Trustees may change from time to time, by resolution or in the Bylaws of the Trust, such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.


                                   ARTICLE 6

                                     SHARES

         ARTICLE 6 SECTION .1. Authorized Shares. The total number of shares of beneficial interest which the Trust is authorized to issue is 30,000,000, of which 5,000,000 shares shall be preferred shares, par value $.01 per share ("Preferred Shares"), and 25,000,000 shares shall be common shares, $0.01 par value per share ("Common Shares").

         The Board of Trustees, without any action by the Shareholders of the Company, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue.

         ARTICLE 6 SECTION .2.  Common Shares.

                  (a) Dividend Rights. Subject to the preferential dividend rights of the Preferred Shares, if any, as may be determined by the Board of Trustees pursuant to Section 6.3, the holders of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Trustees.

                  (b) Rights Upon Liquidation. Subject to the preferential rights of the Preferred Shares, if any, as may be determined by the Board of Trustees pursuant to Section 6.3, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of the assets of the Trust available for distribution to the holders of Common Shares that bears the same relation to the total amount of such assets of the Trust as the number of Common Shares held by such holder bears to the total number of Common Shares then outstanding.

                  (c) Voting Rights. The holders of the Common Shares shall be entitled to vote on all matters (for which a common shareholder shall be entitled to vote thereon) at all meetings of the Shareholders of the Trust, and shall be entitled to one vote for each Common Share entitled to vote at such meeting, voting together with the holders of the Preferred Shares who are entitled to vote (except as otherwise may be determined by the Board of Trustees pursuant to Section 6.3).

         ARTICLE 6 SECTION .3. Preferred Shares. With respect to the Preferred Shares, the Board of Trustees shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued Preferred Shares and
(b) to reclassify any unissued shares of any series of Preferred Shares, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares and, in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary to this Declaration of Trust in substance and form as prescribed by Title 8.

         ARTICLE 6 SECTION .4. Dividends or Distributions. The Trustees may from time to time declare and cause the Trust to pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other source as the Trustees in their discretion shall determine. The Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Trustees. The exercise of the powers and rights of the Trustees pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

         ARTICLE 6 SECTION .5. General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust or in the resolution creating any class or series of Shares. The legal ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Trustees; the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Property. The death of a Shareholder shall not terminate the Trust or give his legal representative any rights against other Shareholders, the Trustees or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder. Holders of Shares shall not have any preemptive right to subscribe to any securities of the Trust.

         ARTICLE 6 SECTION .6.  Restrictions on Ownership and Transfer:
Exchange For Excess Shares.

                  (a) Definitions. For the purposes of Sections 6.6, 6.7 and 6.8, the following terms shall have the following meanings:

         "Beneficial Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings. Accordingly, for purposes hereof, Beneficial Ownership shall be calculated for any Person by dividing two numbers, (a) the number that is the numerator being the sum of (i) such Person's ownership of outstanding Shares plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, preferred stock or other securities exercisable for or convertible into Shares owned by such Person and (b) the number that is the denominator being the sum of (i) all outstanding Shares plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, preferred stock or other securities exercisable for or convertible into Shares owned by such Person; provided that the Board of Trustees shall retain full authority to adopt such other approach to determining Beneficial Ownership as it may deem appropriate. Notwithstanding the foregoing, for purposes of determining compliance with this Section 6.6 by any Person to whom the Trust issues an option or warrant (or any Shareholder of any such Person), such option or warrant shall not be deemed to confer upon such Person Beneficial Ownership or Constructive Ownership of the Shares issuable upon the exercise thereof, and the Shares issuable upon the exercise thereof shall be excluded from both the numerator and denominator of the foregoing calculation.

         "Beneficiary" shall mean the beneficiary of the Special Trust as determined pursuant to Section 6.8(e).

         "Common Equity Shares" shall mean outstanding Shares that are either Common Shares or Excess Common Shares.

         "Constructive Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings. Accordingly, for purposes hereof, Constructive Ownership shall be calculated for any Person by dividing two numbers, (a) the number that is the numerator being the sum of (i) such Person's ownership of outstanding Shares plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, preferred stock or other securities exercisable for or convertible into Shares owned by such Person and (b) the number that is the denominator being the sum of (i) all outstanding Shares plus
(ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, preferred stock or other securities exercisable for or convertible into Shares owned by such Person; provided that the Board of Trustees shall retain full authority to adopt such other approach to determining Constructive Ownership as it may deem appropriate. Notwithstanding the foregoing, for purposes of determining compliance with Sections 6.6(b) and (c) by any Person to whom the Trust issues an option or warrant (or any Shareholder of any such Person), such option or warrant shall not be deemed to confer upon such Person Beneficial Ownership or Constructive Ownership of the Shares issuable upon the exercise thereof, and the Shares issuable upon the exercise thereof shall be excluded from both the numerator and denominator of the foregoing calculation.

         "Event" shall have the meaning assigned to it in Section 6.6(c).

         "Excess Common Shares" shall mean Excess Shares that would, under
Section 6.8(e)(i), automatically be exchanged for Common Shares in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

         "Excess Preferred Shares" shall mean Excess Shares that would, under
Section 6.8(e)(i), automatically be exchanged for Preferred Shares in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

         "Excess Shares" shall mean, as applicable, Excess Common Shares or Excess Preferred Shares.

         "Exempt Parties" shall mean (i) (A) The Richard M. Osborne Trust
(the "Osborne Trust"), (B) Turkey Vulture Fund XIII, Ltd., (C) Richard M. Osborne ("Osborne") and all of the members of Osborne's immediate family, as such term is defined in Section 544(a)(2) of the Code and (D) any Section 544 Subsidiary of the entity or the individuals described in (A), (B) or (C), above (the entities and individuals described in clauses (A), (B), (C) and (D) above being collectively referred to herein as the "Osborne Affiliates"), (ii) Safeguard Scientifics, Inc. and any Section 544 Subsidiary thereof (collectively, the "SSI Affiliates") and (iii) The Nichols Company and any
Section 544 Subsidiary thereof (collectively, the "Nichols Affiliates"). The term "Exempt Party" shall mean any of the foregoing.

         "Market Price" shall mean the last reported sales price reported on the American Stock Exchange of Shares on the trading day immediately preceding the relevant date, or if the Shares are not then traded on the American Stock Exchange, the last reported sales price of Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Shares may be traded, or if the Shares are not then traded over any exchange or quotation system, then the market price of the Shares on the relevant date as determined in good faith by the Board of Trustees of the Trust. The Market Price of the Common Shares shall be determined separately from the Market Price of any outstanding class of Preferred Shares.

         "Ownership Limit" shall mean 4.16% in value of the outstanding Shares.

         "Ownership Limitation Termination Date" shall mean the first day after the date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

         "Permissible Ownership Threshold" shall mean as to the Osborne Affiliates, the SSI Affiliates and The Nichols Affiliates, respectively, 33.33%, 35.25% and 9.25%; provided that, once an Exempt Party transfers Shares such that such Exempt Party following such transfer Beneficially Owns and Constructively Owns less in value than the Ownership Limit, then such Exempt Party's Permissible Ownership Threshold shall equal the Ownership Limit; provided, further, however, that the foregoing proviso shall not restrict SSI Affiliates or Nichols Affiliates from acquiring Shares upon the redemption of Class A Units issued to them by Brandywine Operating Partnership, L.P. if such acquisition would not result in such SSI Affiliates or Nichols Affiliates exceeding the applicable percentage (35.25% or 9.25%) specified above.

         "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of Shares for a period of 25 days following the purchase by such underwriter of those Shares.

         "Purported Beneficial Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the person for whom the Purported Record Holder of the Shares that were, pursuant to Section 6.6(c), automatically exchanged for Excess Shares upon the occurrence of such event held such Shares.

         "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section 6.6(b).

         "Purported Record Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the record holder of the Shares that were, pursuant to Section 6.6(c), automatically exchanged for Excess Shares upon the occurrence of such event.

         "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares if such Transfer had been valid under Section 6.6(b).

         "REIT" shall mean a real estate investment trust under Section 856 of the Code.

         "Section 544 Subsidiary" of any individual or entity shall mean any entity, over 50% of the ownership interest in which is owned, directly or indirectly (applying the principles of Section 544 of the Code) by the individual or entity in question.

         "Special Trust" shall mean the trust created pursuant to Section
6.8(a).

         "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Shares or capital stock of any Person (including
(i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (ii) the sale, transfer, exercise, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares or (iii) the establishment of a put or the granting to a third party of a call right with respect to Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

         "Trustee" shall mean, for purposes of this Article VI only, the Trust, as trustee for the Special Trust, and any successor trustee appointed by the Trust.

              (b) Restrictions on Ownership and Transfer.

                  (i) Except as provided in Section 6.6(k), prior to the Ownership Limitation Termination Date, no Person (other than an Exempt Party) shall Beneficially Own or Constructively Own any Shares to the extent such ownership would exceed the Ownership Limit. In addition, except as provided in
Section 6.6(k), prior to the Ownership Limitation Termination Date, no Exempt Party shall Beneficially Own or Constructively Own any Shares in excess of the Permissible Ownership Threshold for such Exempt Party.

                  (ii) Except as provided in Section 6.6(k), prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person (other than an Exempt Party) Beneficially Owning or Constructively Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights in or to such Shares.

                  (iii) Except as provided in Section 6.6(k), prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Exempt Party Beneficially Owning or Constructively Owning Shares in excess of the Permissible Ownership Threshold for such Exempt Party shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned or Constructively Owned by such Exempt Party in excess of the Permissible Ownership Threshold for such Exempt Party; and such Exempt Party shall acquire no rights in or to such Shares.

                  (iv) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

                  (v) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

                  (vi) The Board of Trustees shall have the authority to select the Ownership Limitation Termination Date.

              (c) Exchange For Excess Stock.

                  (i) If, notwithstanding the other provisions contained in this Section 6.6, at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person (other than an Exempt Party) would Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 6.6(k), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

                  (ii) If, notwithstanding the other provisions contained in this Section 6.6, at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer such that an Exempt Party would Beneficially Own or Constructively Own Shares in excess of the applicable Permissible Ownership Threshold, then, except as otherwise provided in Section 6.6(k), such number of Shares in excess of the applicable Permissible Ownership Threshold (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

                  (iii) If, notwithstanding the other provisions contained in this Section 6.6, at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer which, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

                  (iv) If, notwithstanding the other provisions contained in this Section 6.6, at any time prior to the Ownership Limitation Termination

Date, an event other than a purported Transfer (an "Event") occurs which would
(i) cause any Person (other than an Exempt Party) to Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, or (ii) cause an Exempt Party to Beneficially Own or Constructively Own Shares in excess of such Exempt Party's applicable Permissible Ownership Threshold, then, except as otherwise provided in Section 6.6(k), Shares Beneficially Owned or Constructively Owned by such Person or Exempt Party, as the case may be (rounded up to the nearest whole Share), shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are exchanged, Shares directly held or Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any Shares not so held are exchanged. Where several such Persons exist, the exchange shall be pro rata.

                  (d) Remedies For Breach. If the Board of Trustees or its designee(s) shall at any time determine that a Transfer has taken place in violation of Section 6.6(b) or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) of any Shares that would result in Shares being beneficially owned by less than 100 persons as contemplated by Section 6.6(b)(iv), or in Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.6(b), the Board of Trustees or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Sections 6.6(b)(ii), (iii), (iv) or (v) shall automatically result in the exchange described in Section 6.6(c), irrespective of any action (or non-action) by the Board of Trustees or its designees.

                  (e) Notice of Ownership or Attempted Ownership in Violation of Section 6.6(b). Any Person who acquires or attempts to acquire Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.6(b) shall immediately give written notice to the Trust of such acquisition or attempted acquisition and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust's status as a REIT.

                  (f) Owners Required to Provide Information. Prior to the Ownership Limitation Termination Date:

                        (i) every Beneficial Owner or Constructive Owner of more than 4.0% in value of the outstanding Shares shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Shares Beneficially Owned or Constructively Owned, and a description of how such Shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Trust's status as a REIT.

                        (ii) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust's status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

                  (g) Remedies Not Limited. Nothing contained in this Section
6.6 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preserving the Trust's REIT status.

                  (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI including any definition contained in Section 6.6(a) and any ambiguity with respect to which Shares are to be exchanged for Excess Shares in a given situation, the Board of Trustees shall have the authority to determine the application of the provisions of this
Section 6.6 with respect to any situation based on the facts known to it.

                        (i) Increase in Ownership Limit. Subject to the limitations provided in Section 6.6(j), the Board of Trustees may from time to time increase the Ownership Limit.

                  (j) Limitations on Modifications.

                        (i) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Shares would Beneficially Own, in the aggregate, more than 49.9% of the outstanding Shares.

                        (ii) Prior to an increase in the Ownership Limit pursuant to Section 6.6(i), the Board of Trustees may require such opinions of counsel or the Trust's tax accountants, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

                  (k) Exceptions. The Board of Trustees, with a ruling from the Internal Revenue Service or an opinion of counsel or the Trust's tax accountants to the effect that such exemption will not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, may exempt a Person from the Ownership Limit or the Permissible Ownership Threshold, as the case may be, if the Board of Trustees obtains such representations and undertakings from such Person as the Board of Trustees may deem appropriate and such Person agrees that any violation or attempted violation of any of such representations or undertakings will result in, to the extent necessary or otherwise deemed appropriate by the Board of Trustees, the exchange of Shares held by such Person for Excess Shares in accordance with Section 6.6(c).

                  (l) American Stock Exchange Transactions. Nothing in this
Section 6.6 shall preclude the settlement of any transaction entered into through the facilities of the American Stock Exchange, any successor exchange or quotation system thereto, or any other exchange or quotation system over which the Shares may be traded from time to time.

         6 SECTION .7. Legend. (a) Each certificate for Common Shares hereafter issued shall bear the following legend:

                  "The Common Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may Beneficially Own or Constructively Own Shares in excess of 4.16% in value (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Shares of the Trust (unless such Person is an Exempt Party). No Person who is an Exempt Party may Beneficially Own or Constructively Own Shares in excess of the Permissible Ownership Threshold for such Exempt Party. Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. If the restrictions on ownership and transfer are violated, the Common Shares represented hereby will be automatically exchanged for Excess Shares which will be held in trust by the Trust."

                  (b) Each certificate for Preferred Shares hereafter issued shall bear the following legend:

                  "The Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may Beneficially Own or Constructively Own Shares in excess of 4.16% in value (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Shares of the Trust (unless such Person is an Exempt Party). No Person who is an Exempt Party may Beneficially Own or Constructively Own Shares in excess of the Permissible Ownership Threshold for such Exempt Party. Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. If the restrictions on ownership and transfer are violated, the Preferred Shares represented hereby will be automatically exchanged for Excess Shares which will be held in trust by the Trust."

         6 SECTION .8.  Excess Shares.

                  (a) Ownership in Trust. Upon any purported Transfer or Event that results in an exchange of Shares for Excess Shares pursuant to
Section 6.6(c), such Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of a Special Trust for the exclusive benefit of the Beneficiary or Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to Section 6.8(e). Excess Shares so held in trust shall be issued and outstanding Shares of the Trust. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as and to the extent provided in Section 6.8(e).

                  (b) Dividend Rights. Excess Shares shall not be entitled to any dividends or distributions. Any dividend or distribution paid prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Trust upon demand.

                  (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, (i) subject to the preferential rights of the Preferred Shares, if any, as may be determined by the Board of Trustees pursuant to Section 6.3 and the preferential rights of the Excess Preferred Shares, if any, each holder of Excess Common Shares shall be entitled to receive, ratably with each other holder of Common Shares and Excess Common Shares, that portion of the assets of the Trust available for distribution to the holders of Common Shares or Excess Common Shares which bears the same relation to the total amount of such assets of the Trust as the number of Excess Common Shares held by such holder bears to the total number of Common Shares and Excess Common Shares then outstanding and (ii) each holder of Excess Preferred Shares shall be entitled to receive that portion of the assets of the Trust which a holder of the Preferred Shares that were exchanged for such Excess Preferred Shares would have been entitled to receive had such Preferred Shares remained outstanding. The Trust, as holder of the

Excess Shares in trust, or if the Trust shall have been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Special Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Trust.

                  (d) Voting Rights. The holders of Excess Shares shall not be entitled to vote on any matters (except as required by law).

                  (e)   Restrictions On Transfer: Designation of Beneficiary.

                        (i) Excess Shares shall not be transferrable. The Purported Record Transferee or Purported Record Holder may freely designate a Beneficiary of an interest in the Special Trust (representing the number of Excess Shares held by the Special Trust attributable to a purported Transfer or Event that resulted in the Excess Shares) if (i) the Excess Shares held in the Special Trust would not be Excess Shares in the hands of such Beneficiary and
(ii) the Purported Beneficial Transferee or Purported Beneficial Holder does not receive a price, as determined on a Share-by-Share basis, for designating such Beneficiary that reflects a price for such Excess Shares that, (I) in the case of a Purported Beneficial Transferee, exceeds (x) the price such Purported Beneficial Transferee paid for the Shares in the purported Transfer that resulted in the exchanges of Shares for Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Shares (having received such Shares pursuant to a gift, devise or other transaction), the Market Price of such Shares on the date of the purported Transfer that resulted in the exchange of Shares for Excess Shares or (II) in the case of a Purported Beneficial Holder, exceeds the Market Price of the Shares that were automatically exchanged for such Excess Shares on the date of such exchange. Upon such a transfer of an interest in the Special Trust, the corresponding shares of Excess Shares in the Special Trust shall be automatically exchanged for an equal number of Common Shares or Preferred Shares (depending upon the type of Shares that were originally exchanged for such Excess Shares) and such Common Shares or Preferred Shares shall be transferred of record to the transferee of the interest in the Special Trust if such Common Shares or Preferred Shares would not be Excess Shares in the hands of such transferee. Prior to any transfer of any interest in the Special Trust, the Purported Record Transferee or Purported Record Holder, as the case may be, must give advance notice to the Trust of the intended transfer and the Trust must have waived in writing its purchase rights under
Section 6.8(f).

                        (ii) Notwithstanding the foregoing, if a Purported Beneficial Transferee or Purported Beneficial Holder receives a price for designating a Beneficiary of an interest in the Special Trust that exceeds the amounts allowable under Section 6.8(e)(i), such Purported Beneficial Transferee or Purported Beneficial Holder shall pay, or cause such Beneficiary to pay, such excess to the Trust.

                  (f) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to, (I) in the case of Excess Shares resulting from a purported Transfer, the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a gift, devise or other transaction, the Market Price at the time of such gift, devise or other transaction) or (ii) the Market Price on the date the Trust, or its designee, accepts such offer or (II) in the case of Excess Shares created by an Event, the lesser of (i) the Market Price of the Shares originally exchanged for the Excess Shares on the date of such exchange or (ii) the Market Price of such Shares on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the purported Transfer or Event which resulted in an exchange of Shares for such Excess Shares and (ii) the date the Board of Trustees determines that a purported Transfer or other event resulting in an exchange of Shares for such Excess Shares has occurred, if the Trust does not receive a notice of any such Transfer pursuant to Section 6.6(e).

         ARTICLE 6 SECTION .9. Severability; Agent for Trust. If any provision of Section 6.6, 6.7 or 6.8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. In any event, to the extent such court holds the Purported Record Transferee to be the record and beneficial owner of Shares which, had the provisions of Sections 6.6, 6.7 and
6.8 been enforced, would have been exchanged for Excess Shares, such Purported Record Transferee shall be deemed, at the option of the Trust, to have acted as agent on behalf of the Trust in acquiring such transferred Shares and to hold such Shares on behalf of the Trust.


                                   ARTICLE 7

                                  SHAREHOLDERS

         ARTICLE 7 SECTION .1. Meetings of Shareholders. There shall be an annual meeting of the Shareholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws at which the Trustees shall be elected and any other proper business may be conducted. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. Special meetings of Shareholders may be called upon the written request of Shareholders holding an aggregate of not less than ten percent (10%) of the Common Shares. Special meetings of shareholders may also be called by holders of Preferred Shares to the extent, if any, determined by the Board of Trustees in connection with the establishment of a class or series of Preferred Shares. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

         ARTICLE 7 SECTION .2. Voting Rights of Shareholders. Subject to the provisions of any class or series of Preferred Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 7.1 and 2.3 and Section 8-202 of Title 8 and the Bylaws; (b) amendment of this Declaration of Trust as provided in Section 9.1; (c) a matter specified in Section 3.3; and (d) a merger of the Trust with or into another entity as and to the extent required by Section 8-501.1 of Title
8. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

         ARTICLE 7 SECTION .3. Shareholder Action to be Taken by Meeting. Any action required or permitted to be taken by the Shareholders of the Trust must be effected at a duly called annual or special meeting of Shareholders of the Trust and may not be effected by any consent in writing of such Shareholders. Notwithstanding anything contained in this Declaration of Trust to the contrary, the affirmative vote of at least a majority of the then outstanding Shares entitled to vote in the election of Trustees, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Section 7.3 and the affirmative vote of such number or percentage of the then outstanding Shares as is specified in this Declaration of Trust or, if not so specified, in the Bylaws shall be required to take any other action required or permitted to be taken by the Shareholders.


                                   ARTICLE 8

                 LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
                              EMPLOYEES AND AGENTS
                AND TRANSACTIONS BETWEEN AFFILIATES AND THE TRUST

         ARTICLE 8 SECTION .1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust. All written contracts to which the Trust is a party shall include a provision to the effect that the Shareholders shall not be personally liable thereon.

         ARTICLE 8 SECTION .2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         ARTICLE 8 SECTION .3. Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission. No amendment of this Declaration of Trust or repeal of any of its provisions shall limit or eliminate the limitation of liability provided to Trustees and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

         ARTICLE 8 SECTION .4.  Indemnification. The Trust shall indemnify
(i) its Trustees and officers, whether serving the Trust or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland applicable to ordinary business corporations now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by such laws, and (ii) the Shareholders and other employees and agents of the Trust to such extent as shall be authorized by the Trustees or the Bylaws and as permitted by law. Nothing contained herein shall be construed to protect any Person against any liability to the extent such protection would violate Maryland statutory or decisional law applicable to real estate investment trusts organized under Title 8 or any successor provision. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Trustees may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Declaration of Trust or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

         ARTICLE 8 SECTION .5.  Transactions Between the Trust and its
Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust (which, for purposes of this Section 8.5, shall include the Trust and any of its subsidiaries) may enter into any contract or transaction of any kind (including without limitation for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any Person, including any Trustee, officer, employee or agent of the Trust or any Person Affiliated with the Trust or a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction; provided, however, that the following contracts and transactions may not be consummated by the Trust unless first approved by the affirmative vote of a majority of the Trustees who have no interest in the contract or transaction: any contract or transaction between the Trust and any Trustee, officer, employee or agent of the Trust or any person Affiliated with the Trust or a Trustee, officer, employee or agent of the Trust.


                                   ARTICLE 9

                     AMENDMENT; REORGANIZATION; MERGER, ETC.

         ARTICLE 9 SECTION .1.  Amendment.

                  (a) This Declaration of Trust may be amended by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except that Section 11.5 shall not be amended or repealed, nor shall provisions inconsistent therewith be adopted, except by the affirmative vote of the holders of not less than 80% of the Shares then outstanding and entitled to vote. Notwithstanding the foregoing, no vote or other action of Shareholders shall be required in order for the Board of Trustees to amend this Declaration of Trust pursuant to Section 6.1.

                  (b) An amendment to this Declaration of Trust shall become effective as provided in Section 11.6.

                  (c) This Declaration of Trust may not be amended except as provided in this Section 9.1.

         ARTICLE 9 SECTION .2.  Merger, Consolidation or Sale of Trust
Property. Subject to the provisions of any class or series of Preferred Shares at the time outstanding and subject to Section 8-501.1 of Title 8, as and to the extent applicable, the Trustees shall have the power to (i) merge the Trust with or into another entity, (ii) consolidate the Trust with one or more other entities into a new entity or (iii) sell or otherwise dispose of all or substantially all of the Trust Property.


                                   ARTICLE 10

                        DURATION AND TERMINATION OF TRUST

         ARTICLE 10 SECTION .1. Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 10.2 or pursuant to any applicable provision of Title 8.

         ARTICLE 10 SECTION .2. Termination of Trust.

                  (a) Subject to the provisions of any class or series of Preferred Shares at the time outstanding and subject to Section 8-501.1 of Title 8, as and to the extent applicable, the Trustees shall have the power to terminate the Trust. Upon the termination of the Trust:

                        (i) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                        (ii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly in each, among the Shareholders according to their respective rights, so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares (other than Common Shares) at the time outstanding shall be entitled, the remaining Trust Property available for payment and distribution to Shareholders shall, subject to any participating or similar rights of Shares (other than Common Shares) at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                  (b) After termination of the Trust, the liquidation of its business, and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.


                                   ARTICLE 11

                                  MISCELLANEOUS

         ARTICLE 11 SECTION .1. Governing Law. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.


         ARTICLE 11 SECTION .2. Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (i) the number or identity of Trustees, officers of the Trust or Shareholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of Trustees or Shareholders; (iv) a copy of this Declaration or of the Bylaws as a true and complete copy as then in force; (v) an amendment to this Declaration;
(vi) the termination of the Trust; or (vii) the existence of any fact or facts which relate to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.

         ARTICLE 11 SECTION .3. Provisions in Conflict with Law or Regulations.

                  (a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the REIT Provisions of the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration pursuant to Section 9.1; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

                  (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

         ARTICLE 11 SECTION .4. Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

         ARTICLE 11 SECTION .5. Business Combinations. The provisions of Subtitle 6 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as such provisions exist as of June 4, 1986, are by this reference incorporated herein as if here set forth in their entirety. Such provisions shall be interpreted in a manner consistent with that in which they would be interpreted pursuant to the above referenced statute as such statute exists as of June 4, 1986, assuming the validity of such statute and its applicability to the Trust.

         ARTICLE 11 SECTION .6. Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration or any amendment hereto. A restated Declaration shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments thereto.

         IN WITNESS WHEREOF, this Amended and Restated Declaration of Trust has been signed on this 12th day of May, 1997 by the undersigned Trustees, each of whom acknowledges, under penalty of perjury, that this document is his free act and deed, and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects.

                                    /s/ Anthony A. Nichols, Sr.
                                    ----------------------------------
                                    Anthony A. Nichols, Sr.

                                    /s/ Joseph L. Carboni
                                    ----------------------------------
                                    Joseph L. Carboni

                                    /s/ Richard M. Osborne
                                    ----------------------------------
                                    Richard M. Osborne

                                    /s/ Gerard H. Sweeney
                                    ----------------------------------
                                    Gerard H. Sweeney

                                    /s/ Warren V. Musser
                                    ----------------------------------
                                    Warren V. Musser

                                    /s/ Walter D'Alessio
                                    ----------------------------------
                                    Walter D'Alessio

                                    /s/ Charles P. Pizzi
                                    ----------------------------------
                                    Charles P. Pizzi